UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2009

Sinoenergy Corporation

(Exact name of registrant as specified in its charter)

Nevada	1-34131	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 13, 2009, Sinoenergy Corporation (the “Company”) entered into an amendment and waiver agreement with the holders of the Company’s 12% senior notes due 2012 in the principal amount of $16,000,000 and the Company’s 3% Guaranteed Senior Convertible Notes due 2012 in the principal amount of $14,000,000.  Pursuant to the amendment and waiver agreement, the noteholders agreed that the Company shall maintain, as of the last day of each fiscal quarter, (i) a fixed charge coverage ratio of at least 2.00 to 1.00 from January 1, 2009 through December 31, 2009, and 3.0 to 1.00 thereafter, and (ii) a leverage ratio of not more than 6.0 to 1.00 from January 1, 2009 to December 31, 2009, and 4.5 to 1.00 thereafter. The noteholders also agreed that they would not take any action to declare an event of default under the provision relating to these ratios as long as the Company was in compliance with the modified covenants.  The noteholders agreed to deliver an executed copy of the waiver to the trustee under the indentures relating to the notes and to execute a supplemental indenture to reflect these amendments.

On May 19, 2009, the Company and the noteholders entered into an agreement that confirmed that the amended fixed charge coverage ratio and leverage ratio also apply to the covenants restricting the Company’s ability to incur additional debt.  As a result, the Company and its subsidiaries may incur additional debt as long as they continue to be in compliance with the revised covenants after incurring the debt.

Item 9.01  Financial Statements and Exhibits.

   Exhibits

99.1	Amendment and waiver agreement dated May 13, 2009, by and between the Company and Abax Nai Xin A Ltd., Abax Jade Ltd., and CCIF Petrol Limited.

99.2	Amendment and waiver agreement dated May 19, 2009, by and between the Company and Abax Nai Xin A Ltd., Abax Jade Ltd., and CCIF Petrol Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION
(Registrant)

Date: May 19, 2009	/s/ Shiao Ming Sheng____________________
Shiao Ming Sheng, Chief Financial Officer